Exhibit 99.1

Abbott Reports 17.4 Percent Sales Growth and 12.3 Percent Ongoing Earnings-Per-Share Growth in First Quarter

– Worldwide Durable Growth Business Sales Increased 24.3 Percent –

– Worldwide Proprietary Pharmaceuticals Sales Increased 11.7 Percent –

– Worldwide Innovation-Driven Device Business Sales Increased 10.7 Percent –

– Confirms Strong Ongoing Earnings-Per-Share Outlook for 2011 –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Adelle Infante (847) 938-8745	ABBOTT PARK, Ill., April 20, 2011 — Abbott today announced financial results for the first quarter ended March 31, 2011.

•      Diluted earnings per share, excluding specified items, were $0.91, reflecting 12.3 percent growth. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.55, including costs associated with acquisition integration, cost-reduction initiatives and acquired in-process R&D.

•      Worldwide sales increased 17.4 percent to more than $9 billion, including a favorable 1.3 percent effect of foreign exchange, which was driven by double-digit growth in each of Abbott’s three major business categories.

•      Durable Growth Business sales increased 24.3 percent, driven by strong Established Pharmaceuticals sales growth, including the contribution from the Solvay Pharmaceuticals and Piramal Healthcare Solutions acquisitions, and International Nutritionals sales growth of 15.8 percent.

• Proprietary Pharmaceuticals sales increased 11.7 percent, including strong performance across several major global brands.

• Innovation-Driven Device Business sales increased 10.7 percent, driven by double-digit growth in Vascular and Molecular Diagnostics.

• Emerging markets sales were $2.3 billion, up 38.4 percent from the prior year, with strong growth across all of Abbott’s operating divisions and including the impact of acquisitions.

• Abbott is confirming ongoing earnings-per-share guidance for the full-year 2011, reflecting double-digit growth over 2010 at the midpoint of the range.

“Stronger-than-expected sales helped us deliver 12 percent ongoing earnings-per-share growth in the first quarter,” said Miles White, chairman and chief executive officer. “Growth was balanced across our three key strategic business categories – Durable Growth, Proprietary Pharmaceuticals and Innovation-Driven Devices, reflecting healthy performance across our global operations, including continued rapid growth in emerging markets.”

The following is a summary of first-quarter 2011 sales by major business category.

				% Change vs. 1Q10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

Total Sales	3,517	5,524	9,041	8.1	22.1	24.3	16.1	17.4

Durable Growth:

Nutritionals	637	786	1,423	(0.8)	11.9	15.8	5.8	7.8

Established Pharmaceuticals(a)	—	1,295	1,295	n/a	77.8	80.7	77.8	80.7

Core Laboratory Diagnostics	154	659	813	4.6	5.4	7.1	5.2	6.6

Diabetes Care	129	196	325	5.3	12.4	13.9	9.4	10.3

Point of Care Diagnostics	55	16	71	6.5	12.4	14.9	7.8	8.3

Subtotal	975	2,952	3,927	1.2	31.7	34.4	22.4	24.3

Proprietary Pharmaceuticals	1,926	1,857	3,783	12.7	9.7	10.7	11.2	11.7

Innovation Driven Devices:

Vascular	389	456	845	(6.0)	33.4	36.9	11.5	13.1

Medical Optics	99	169	268	(2.0)	1.4	5.6	0.1	2.7

Molecular Diagnostics	45	54	99	2.0	24.7	25.5	13.1	13.5

Subtotal	533	679	1,212	(4.7)	23.1	26.6	9.0	10.7

Other Sales(b)	83	36	119	n/m	4.5	4.0	n/m	n/m

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a) Established Pharmaceuticals includes sales of branded generics outside of the United States.

(b) Includes sales primarily from Contract Pharmaceutical Manufacturing and Animal Health.

n/a = Not applicable

n/m = Not meaningful

The following is a summary of first-quarter 2011 sales for select products.

				% Change vs. 1Q10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	630	1,016	1,646	16.2	18.5	18.9	17.6	17.8

Pediatric Nutritionals	309	446	755	(0.1)	10.2	14.1	5.6	7.8

Adult Nutritionals	324	340	664	1.9	14.3	18.2	7.7	9.6

Coronary Stents	235	289	524	(9.9)	43.7	49.0	13.0	15.3

TRILIPIX/TriCor (fenofibrate)	289	83	372	3.8	n/m	n/m	27.8	27.7

Kaletra	64	184	248	(10.4)	(16.7)	(16.5)	(15.2)	(15.0)

Niaspan	226	—	226	10.6	n/a	n/a	10.6	10.6

Lupron	119	65	184	10.7	(1.7)	1.0	6.1	7.1

Synthroid	117	28	145	19.1	4.9	11.5	16.2	17.5

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

n/a = Not applicable

n/m = Not meaningful

Business Highlights

•                  Presented Data at the American College of Cardiology’s (ACC) Meeting
Presented late-breaking two-year data from the EVEREST II clinical trial, demonstrating that two years after treatment with Abbott’s MitraClip system, patients with significant mitral regurgitation continue to demonstrate sustained clinical improvements versus surgery. Data from the study were also simultaneously published in the New England Journal of Medicine.

Presented one-year clinical and imaging data for the ABSORB™ bioresorbable vascular scaffold (BVS), which demonstrated low major adverse cardiac events (MACE), no blood clots and low late loss. ABSORB is designed to slowly metabolize and eventually be absorbed by the body after providing support to the vessel during the healing process.

The XIENCE V® Everolimus Eluting Coronary Stent System was featured in a pooled analysis of two-year data from the SPIRIT II, III, IV and COMPARE trials. Data from the 7,000-patient analysis demonstrate that use of XIENCE V results in significantly lower clinical event rates following a stent procedure. An independent analysis also confirmed XIENCE V’s low late stent thrombosis rate of 0.7 percent.

•                  Presented Data at the European Association for the Study of the Liver (EASL) Meeting

Phase 2 results were presented at the EASL meeting for Abbott’s protease inhibitor, ABT-450, which demonstrated that 92 percent of patients (22 of 24) taking ABT-450/r once daily, in combination with standard of care, achieved complete early virologic response at 12 weeks.

•                  Announced Positive Decision of HUMIRA® Appeal

Abbott won its appeal to overturn a $1.67 billion jury verdict previously won by Johnson and Johnson related to HUMIRA. The Federal Appeals Court found that J&J’s patent failed to describe fully human high-affinity anti-TNF antibodies.

•                  Abbott’s TREK® Coronary Balloon System Now Available in the United States and Japan

Received approval in the United States and Japan for TREK and MINI-TREK™ Coronary Dilatation Catheters for the treatment of coronary artery disease. The TREK system is used in angioplasty procedures and is designed to enable interventional cardiologists to open patients’ narrowed coronary arteries. The TREK system received CE Mark and was launched in Europe in May 2010.

•                  Introduced Biothreat Assay for PLEX-ID™ System
Introduced the PLEX-ID Biothreat Assay, which is designed to detect and distinguish 17 different biothreat pathogens. This non-clinical assay enables rapid and accurate detection of potentially dangerous microorganisms that could pose serious threats to human health, food, water and other resources.

•                  Launched Three CE Marked Molecular Diagnostics Tests in Europe
Launched three new infectious disease assays for the m2000 molecular diagnostics platform in Europe. Abbott’s new qualitative HIV-1 assay expands the way caregivers can collect and test patient samples. The company’s new CMV assay will help physicians monitor for a virus common in transplant recipients. And, Abbott’s HBV Sequencing test identifies genomic sequences of the hepatitis B virus to help better monitor and treat HBV.

•                  Introduced New Wireless i-STAT®  System

Received FDA clearance for the i-STAT 1 Wireless handheld, a new wireless version of the i-STAT point of care testing system. The new handheld analyzer allows real time transmission of diagnostic test results directly from the patient bedside.

Abbott confirms ongoing earnings-per-share outlook for 2011

Abbott is confirming ongoing earnings-per-share guidance for the full-year 2011 of $4.54 to $4.64. The midpoint of this guidance range reflects growth of 10 percent over 2010.

Abbott forecasts specified items for the full-year 2011 of approximately $0.84 per share, primarily associated with acquisition integration/cost reduction initiatives and in-process R&D. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.70 to $3.80 for the full-year 2011.

Abbott declares quarterly dividend

On Feb. 18, 2011, the board of directors of Abbott declared the company’s quarterly common dividend of 48 cents per share, an increase of 9 percent over the prior year. The cash dividend is payable May 15, 2011, to shareholders of record at the close of business on April 14, 2011. This marks the 349th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs nearly 90,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2011 and 2010

(in millions, except per share data)

(unaudited)

	2011	2010	% Change
Net Sales	$9,041	$7,698	17.4

Cost of products sold	3,859	3,335	15.7	1)
Research and development	930	730	27.4
Acquired in-process research and development	100	—	n/m
Selling, general and administrative	2,851	2,162	31.8
Total Operating Cost and Expenses	7,740	6,227	24.3

Operating earnings	1,301	1,471	(11.5)

Net interest expense	124	89	39.7
Net foreign exchange (gain) loss	(33)	70	n/m	2)
Other (income) expense, net	141	(10)	n/m	3)
Earnings before taxes	1,069	1,322	(19.2)
Taxes on earnings	205	319	(35.8)

Net Earnings	$864	$1,003	(13.9)

Net Earnings Excluding Specified Items, as described below	$1,419	$1,267	12.0	4)

Diluted Earnings per Common Share	$0.55	$0.64	(14.1)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.91	$0.81	12.3	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,559	1,561

1)              2011 Cost of products sold includes approximately $400 million of non-cash intangible amortization.

2)              2010 Net foreign exchange (gain) loss included the one-time cost of the devaluation of the Venezuelan bolivar on balance sheet translation.

3)              Other (income) expense, net for 2011 includes a charge of $137 million for the impact of Abbott’s change to a calendar year end for the international operations that were previously reported on a November 30 year-end. This is being treated as a specified item as noted below.

4)              2011 Net Earnings Excluding Specified Items excludes after-tax charges of $81 million, or $0.05 per share, associated with the acquisition of Solvay Pharmaceuticals, $103 million, or $0.07 per share, for previously announced restructuring in the pharmaceutical business, $58 million, or $0.04 per share, for previously announced cost reduction initiatives and other, $137 million, or $0.09 per share for the 2009 and 2010 impact of the change to a calendar year end for international operations, $100 million, or $0.06 per share, relating to acquired in-process research and development related to the Reata collaboration, and $76 million, or $0.05, for litigation reserves.

2010 Net Earnings Excluding Specified Items excludes after-tax charges of $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, $53 million, or $0.04 per share, relating primarily to closing and other costs associated with the acquisition of Solvay and other recent acquisitions, and $36 million, or $0.02 per share, for cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the strong sales growth?

A1)                            We have characterized Abbott’s major businesses into three categories, based on their underlying attributes. These include:

•                  Durable Growth Businesses, including Nutritionals, Established Pharmaceuticals, Core Laboratory Diagnostics, Diabetes Care and Point of Care Diagnostics. These businesses are less dependent on significant R&D investment, have minimal patent risk, and operate in generally stable markets, with many products paid for directly by the consumer.

•                  Proprietary Pharmaceuticals, including our U.S. and international proprietary pharmaceutical products. We recently globalized this business, creating one division to allow for streamlined commercial efforts and coordination between functions.

•                  Innovation-Driven Device Businesses, including Vascular, Medical Optics and Molecular Diagnostics. These businesses have a relatively lower patent risk, and require a moderate level of R&D spend, resulting in new products that generate more significant revenue and profit contribution.

Durable Growth Businesses sales grew 24.3 percent, driven by strong sales growth in Established Pharmaceuticals and steady sales growth in Core Laboratory Diagnostics, Diabetes Care and Point of Care Diagnostics businesses. Established Pharmaceuticals sales, which include sales of our branded generics pharmaceuticals outside of the United States, were approximately $1.3 billion, including the contribution from the Solvay and Piramal acquisitions. Worldwide Nutritional products sales growth was 7.8 percent, with 15.8 percent growth in international nutritionals. Nutritional sales in the United States during the quarter were negatively impacted by the infant nutrition recall that was announced in September 2010, as previously forecasted.

Proprietary Pharmaceuticals sales increased 11.7 percent, driven by U.S. pharmaceutical sales growth of 12.7 percent. U.S. sales growth of HUMIRA was 16.2 percent and International sales growth for HUMIRA was 18.9 percent. U.S. TRILIPIX/TriCor franchise sales growth was 3.8 percent. U.S. Niaspan sales growth of 10.6 percent significantly exceeded the growth rate of the overall cholesterol market.

Growth in Innovation-Driven Device Businesses was driven by double-digit growth in Worldwide Vascular sales, including strong international performance, as well as emerging market growth of 45 percent. Abbott’s Molecular Diagnostics businesses continued to grow double digits.

Questions & Answers (continued)

Q2)                           What were emerging markets sales?

A2)                            Emerging market sales within each division were as follows (dollars in millions):

	1Q11 Emerging Markets Sales*
	Reported Sales	% Growth
Established Pharmaceuticals	$726	117.4
Nutritionals	$589	18.3
Proprietary Pharmaceuticals	$422	21.1
Core Laboratory Diagnostics	$310	12.8
Vascular	$144	45.0
Other	$157	10.7
Total	$2,348	38.4

* Emerging markets sales include revenues from all countries and regions excluding the developed world: United States, Canada, Western Europe, Japan and Australia.

Abbott total company emerging markets sales grew 38.4 percent in the quarter, reflecting strong growth across all divisions and including the impact of acquisitions. Excluding the impact of the acquisitions, emerging markets sales growth exceeded 20 percent, underscoring the importance of these markets to Abbott’s growth profile. In our Established Pharmaceuticals business, which includes the contribution from the Solvay and Piramal acquisitions, we saw strong performance in Russia, India and China. In Nutritionals, we saw particularly strong growth in Asia and Latin America, where we are expanding our presence and gaining share with the introduction of new products.

In our Diagnostics business, we continue to perform well in China, where we are placing new ARCHITECT systems and continuing to penetrate the market. And, in our Vascular business, we saw strong growth across all key emerging markets, driven by double-digit procedure volumes in these markets, as well as Abbott market share gains.

Q3)                           What drove the increase in the gross margin ratio?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	1Q11
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,859	$5,182	57.3%
Adjusted for specified item:
Restructuring/integration (acquisitions/cost reductions)	$(107)	$107	1.2%
As adjusted	$3,752	$5,289	58.5%

The adjusted gross margin ratio of 58.5 percent increased 110 basis points from the prior year when the adjusted gross margin ratio was 57.4 percent, due to improved product mix. The favorable comparison to the prior year was partially offset by additional rebates under U.S. health care reform, the carryover effect of 2010 pharmaceutical pricing actions by European governments, and an unfavorable impact from foreign exchange rates on the ratio.

Questions & Answers (continued)

Q4)                           What drove SG&A and R&D investment?

A4)                            Both SG&A and R&D investment increased strong double-digits, reflecting Abbott’s continued investment in programs to drive future growth, as well as increases associated with the addition of Solvay Pharmaceuticals, Piramal Healthcare Solutions and pharmaceutical fee associated with U.S. health care reform. R&D expense reflects continued investment in Abbott’s broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Q5)                           What was the tax rate?

A5)                            The ongoing tax rate this quarter was 15.7 percent, in line with Abbott’s previous forecast, and reconciled below (dollars in millions):

	1Q11
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported	$1,069	$205	19.2%
Specified items	$614	$59	9.6%
Excluding specified items	$1,683	$264	15.7%

Questions & Answers (continued)

Q6)         How did specified items affect reported results?

A6)         Specified items impacted first-quarter results as follows:

	1Q11
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported (GAAP)	$1,069	$864	$0.55
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$287	$242	$0.16
Change to calendar year reporting (one-month lag)	$137	$137	$0.09
Acquired in-process research and development	$100	$100	$0.06
Litigation reserves	$90	$76	$0.05
As adjusted	$1,683	$1,419	$0.91

Restructuring/integration (acquisitions/cost reductions) is associated with restructuring and integration costs for the Solvay Pharmaceuticals acquisition and a previously announced restructuring in our pharmaceuticals business. This item also includes previously announced cost reduction initiatives to improve efficiencies in the vascular and core laboratory diagnostic businesses. Change to calendar year reporting (one-month lag) recorded in the other (income)/expense line item of the P&L as noted below, reflects the impact of Abbott’s change to a calendar year end for international operations previously on a November 30 year end. Acquired in-process research and development is related to the agreement with Reata to develop and commercialize bardoxolone methyl outside the United States, excluding certain Asian markets. Litigation reserves relates to settlements reached in principle for which reserves were established during the quarter.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q11
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$3,859	$930	$100	$2,851	$141
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$(107)	$(61)	—	$(116)	$(3)
Change to calendar year reporting (one-month lag)	—	—	—	—	$(137)
Acquired in-process research and development	—	—	$(100)	—	—
Litigation reserves	—	—	—	$(90)	—
As adjusted	$3,752	$869	—	$2,645	$1

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline?

A7)         We continue to advance our broad-based pipeline. In proprietary pharmaceuticals, we expect to have nearly 20 new molecular entities and indications in Phase 2 or 3 development by the end of 2011. We also expect numerous new trial starts and new data presentations throughout the year. Following are select highlights from breakthrough research across pharmaceuticals, medical products and nutritionals pipelines:

•      Hepatitis C

•      Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based HCV programs include its partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as its internal programs focused on additional viral targets.

•      Abbott currently has four HCV compounds in Phase 2 clinical trials, including protease, polymerase and NS5A inhibitors. Abbott is well positioned to explore combinations of these compounds, both with and without the current standard of care, a strategy that has the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•      Chronic Kidney Disease

•      Bardoxolone, an investigational treatment for chronic kidney disease (CKD), is a first-in-class anti-inflammatory that activates Nrf2, a pathway involved in the progression of CKD. A Phase 2b study was recently completed and initiation of a global Phase 3 trial is targeted to begin in the coming months. Abbott’s agreement with Reata Pharmaceuticals includes international rights to bardoxolone, excluding certain Asian markets.

•      Women’s Health

•      Abbott’s collaboration agreement with Neurocrine to develop and commercialize elagolix for the treatment of endometriosis-related pain and fibroids brings Abbott a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) antagonist. A Phase 2 study in endometriosis was recently completed, and planning for the Phase 3 program is ongoing.

•      Neuroscience / Pain

•      Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions. Abbott has more than a dozen new molecular entities in clinical trials for conditions such as schizophrenia, pain, Alzheimer’s disease, Parkinson’s disease and multiple sclerosis (MS). This includes three compounds in development for Alzheimer’s.

•      Abbott’s neuroscience pipeline includes a novel, next-generation antibody, daclizumab, which entered Phase 3 development in 2010 for relapsing remitting MS (RRMS), the most common form of the disease. We expect to present data from the Phase 2 SELECT trial later this year.

•      Abbott is pursuing compounds that could provide relief across a broad spectrum of pain states, such as chronic back pain, postoperative pain and cancer pain.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)         (continued)

•      Oncology

•      Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies. Abbott currently has nine new molecular entities in human trials.

•      The oncology pipeline includes: ABT-263, a Bcl-2 family protein antagonist; ABT-869, a multi-targeted kinase inhibitor; and ABT-888, a PARP-inhibitor. Each is being studied in a variety of cancers. Additionally, Abbott is evaluating a number of promising mechanisms in its pre-clinical pipeline, including work on an early-stage cMET antibody biologic for cancer.

•      The acquisition of Facet Biotech brought several oncology collaborations, including elotuzumab, a late-stage compound in development for multiple myeloma. We recently initiated the Phase 3 clinical program with our partner company.

•      Immunology

•      Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for its continuing research in immunology. In its pipeline, Abbott continues to explore additional indications for HUMIRA and is working to advance development of its early discovery programs, including oral DMARD therapies, as well as other potential biologic targets. We recently submitted U.S. and European regulatory applications for HUMIRA as a treatment for ulcerative colitis.

•      Additionally, Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease. We expect this program to move into Phase I clinical trials by year end.

•      Molecular Diagnostics

•      Abbott expects to launch more than 12 new molecular diagnostic products over the next two to three years, including several novel oncology and infectious disease assays. In 2010, Abbott received FDA approval to market the Abbott RealTime HBV assay for measuring viral load or the amount of hepatitis B virus in a patient’s blood, as well as a new sensitive molecular diagnostic test and instrument to simultaneously detect two of the nation’s most prevalent sexually transmitted diseases, gonorrhea and chlamydia. Abbott has submitted a hepatitis C viral load test for FDA review, as well as a number of oncology-related assays.

•      Diagnostics

•      In 2010, Abbott launched a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess Chagas disease, ovarian cancer and the first HIV combination assay approved for use in the United States, which detects the virus days earlier than current U.S. tests, as well as the ARCHITECT Vitamin D assay in Europe.

•      Abbott expects to launch several more products this year and is researching dozens of novel biomarkers focusing on important areas such as diabetes, infectious disease, and neuroscience disorders, as well as developing next-generation systems.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)         (continued)

•      Vascular Devices

•      Abbott has one of the industry’s most robust vascular pipelines and expects to deliver more than 10 coronary technologies over the next five years. Abbott is working on well-staged incremental advances, and truly game-changing technologies that have the ability to restate the market.

•      ABSORB Bioresorbable Vascular Scaffold (BVS) — Abbott recently received CE Mark in Europe for the world’s first drug-eluting BVS for the treatment of coronary artery disease. ABSORB restores blood flow by opening a clogged vessel and providing support to the vessel until it dissolves, leaving patients with a treated vessel free of a permanent metallic implant. Abbott has the most advanced BVS clinical program in the industry.

•      MitraClip — Presented two-year data for the MitraClip system from the pivotal trial, EVEREST II, at the ACC conference in April. The MitraClip system continued to demonstrate the safety and sustained meaningful clinical benefits for the treatment of mitral regurgitation. Abbott’s MitraClip system is on the market outside the United States and is currently under FDA review.

•      Next-generation DES — Abbott has several next-generation DES platforms in development. This includes XIENCE PRIME, our next-generation drug-eluting stent (DES) that offers improved deliverability, especially in long lesions. XIENCE PRIME is on the market in Europe with an expected U.S. launch in 2012. XIENCE 2.25 for small vessels is on the market in Europe with an expected U.S. launch this year. Our ultra thin DES is also in development. It’s designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•      Core Coronary products — Abbott is continuing to expand its position in the more than $2 billion core coronary market. Abbott launched its next-generation balloon dilatation catheter, TREK, in Europe last year and in the United States and Japan in early 2011.

•      Vision Care

•      Abbott expects 20 new products and technology advancements over the next five years, including the launch of a new contact lens solution that is underway in Europe and the United States. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its premium and standard intraocular lenses (IOL), including Synchrony, its next-generation IOL approved in Europe and other countries around the world. Synchrony is currently under FDA review in the United States.

•      Nutrition

•      Abbott is focused on improving six areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. We expect to launch approximately 20 new products and formulations to consumers in 2011 and are currently conducting 30 well-controlled clinical trials to demonstrate proven clinical outcomes with our nutrition innovation. In 2010, Abbott introduced several new products, including Ensure with Revigor and PediaSure SideKicks.

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